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                                                                    EXHIBIT 21.1


SUBSIDIARIES OF REGISTRANT


                                         Jurisdiction of
Name                                      Incorporation                  Percent Ownership
----                                     ---------------                 -----------------
Launch Networks, Inc.                         Delaware                         100%
Launch Radio Networks, Inc.                   Delaware                         100%
Launch Media, Ltd.                            United Kingdom                   100%
Musiccom, Inc.                                Georgia                          100%
CCRL, LLC                                     California                       100%